Exhibit 5.2

Opinion to be Provided
by Loeb & Loeb LLP

____________, 2007

Hambrecht Asia Acquisition Corp.
13/F Tower 2
New World Tower
18 Queens Road Central
Hong Kong

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by Hambrecht Asia Acquisition Corp., a Cayman Islands company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 4,000,000 Units, with each Unit consisting of one of the Company’s ordinary shares, par value $.001 per share (the “Ordinary Shares”), and one warrant, each to purchase one share of the Company’s Ordinary Shares (the “Warrants”), (ii) up to 600,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) up to 280,000 units ("Purchase Option Units") which Broadband Capital Management LLC, the representative of the underwriters, will have the right to purchase for its own account or that of its designees, (iv) all Ordinary Shares and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all Ordinary Shares issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the Warrant Agreement is governed by New York law, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any other law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that each of the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Purchase Option Units), if and when paid for in accordance with the terms of the underwriting agreement between the Company and the representative of the underwriters (the “Underwriting Agreement”) constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

We are opining as to the Warrants constituting legal obligations of the Company, solely with respect to the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionablity or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP